UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	February 28, 2007

Glenayre Technologies, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-15761	98-0085742
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

825 8th Avenue, 23rd Floor, New York, New York	[0]10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	212-333-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

We are filing this Form 8-K/A to amend the Form 8-K we filed on March 6, 2007 regarding a restatement of certain prior year financial statements related to an investigation of the Company’s practices with respect to the granting of stock options since 1993. When we filed our Form 8-K on March 6, 2007, management of the Company was continuing its review of the results of the investigation into these option grant practices and was in discussion with its auditors regarding the restatement. The review is now complete and we are filing this amendment to incorporate in the Form 8-K additional detail not yet confirmed at the time of the original filing. As a result of the investigation, we have restated certain prior period financial statements as further described below. On March 30, 2007, we filed our annual report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 10-K”). The 2006 10-K restates our consolidated balance sheet as of December 31, 2005, and the related consolidated statements of stockholders’ equity for the years ended December 31, 2005 and December 31, 2004. The 2006 10-K also reflects the restatement of “Selected Consolidated Financial Data” in Part I, Item 6 for the years ended December 31, 2003 and 2002.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Following shareholder derivative claims filed against Glenayre Technologies, Inc. (the “Company”) described in the Form 8-K we filed on March 6, 2007, the Company’s Board of Directors appointed a Special Litigation Committee (the “SLC”), consisting of independent directors, to investigate the claims asserted and matters raised in the derivative actions. In conducting such investigation, the SLC evaluated the claims and determined whether the Company’s practices with respect to the granting of stock options since 1993 have been in compliance with the Company’s plans and policies and applicable law. The SLC engaged independent legal counsel and an independent accounting advisor to assist counsel by providing forensic accounting assistance in connection with the SLC’s investigation.

As part of its investigation, the SLC conducted numerous interviews, including interviews of the named defendants in the derivative actions, certain current and former directors of the Company, certain current and former executive officers, and former Glenayre personnel involved in the administration of options. The SLC also reviewed over 82,000 hard copy documents, available emails and electronic documents, including the Company’s SEC filings, corporate minutes, finance files (including all stock option agreements) and human resource files from January 1993 through December 2002. The SLC reviewed every option grant made and option agreement executed during that period of time (over 180 separate grant dates and 3,000 separate option agreements) and confirmed that the dates, prices and share amounts matched. The SLC further examined all 51 grants made to directors or officers of the Company during the period 1993 through 2004 in greater depth to determine whether the Company had used the proper measurement dates in accounting for those grants.

The SLC completed its investigation on February 27, 2007 and, with one possible exception concerning the May 31, 2000 option grant, the SLC did not identify evidence of backdating of options, spring-loading (awarding grants before the release of positive material information), or bullet-dodging (awarding grants after the release of materially damaging information). The investigation did, however, reveal a series of administrative issues that, in 14 of the 51 grants to executives and directors from 1993 through 2003, had potential accounting implications as a result of the recording of improper option grant dates. With regard to all of these grants, including the May 31, 2000 grant, the SLC has concluded that there is no conclusive or compelling evidence that any of the named defendants in the lawsuits breached the fiduciary duties of care or loyalty, or acted in bad faith with respect to their obligations to the Company or its shareholders, and further concluded that it would not be in the Company’s best interest to pursue any claims with respect to these grants.

Based on the findings of the SLC and our internal review, we identified a number of occasions related to the 14 grants on which we used an incorrect measurement date for financial accounting and reporting purposes or applied incorrect accounting to modified grants. In accordance with Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees (APB 25),” and related interpretations, with respect to the period from January 1, 1993 through December 31, 2003, we should have recorded compensation expense in an amount per share subject to each option to the extent that the fair market value of our stock on the correct measurement date exceeded the exercise price of the option. The errors identified in applying APB 25 include the following:

Improper Measurement Dates for Stock Option Grant

In connection with the Company’s May 31, 2000 stock option grant to certain employees, the exercise price was not set in accordance with APB 25. The exercise price was set as of May 31, 2000 based on a subsequently executed written consent relating to the grant stating an effective date of May 31, 2000. May 31, 2000 was originally selected as the measurement date because it was consistent with the Company’s policy of batching certain types of option grants during a month and approving them at month end. However, after further review of the facts and circumstances surrounding the grant, the Company believes that the required Board committee approval of the grant most likely did not occur until June 2, 2000, the date on which the Board’s Plan Administration Committee met relative to this grant. As a result, the Company has restated certain of its historical financial statements to increase stock-based compensation expense by approximately $806,000 recognized over the applicable vesting periods.

In addition, with respect to the May 31, 2000 grant, the former CEO and a former employee of the Company were added to the stock option recipient list subsequent to the original grant date. After further review of the facts and circumstances surrounding the grants to these individuals, the Company believes that the final decisions with respect to the grants most likely did not occur until June 16, 2000 and therefore the measurement date for such options was subsequent to the original grant date. As a result, the Company has restated certain of its historical financial statements to increase stock-based compensation expense by approximately $288,000 recognized over the applicable vesting periods.

Cancellation of Stock Option Grants

In addition to the measurement date issues identified above relative to the May 31, 2000 grant, 18 employees were removed from the stock option recipient list subsequent to the original grant date and, after further review of the facts and circumstances relating to their removal, the Company determined that such cancellations were not appropriately reflected in the Company’s financial statements. As a result, the Company has restated certain of its historical financial statements to increase stock-based compensation expense by approximately $60,000 recognized as of the date of the respective cancellations in June 2000.

Improper Measurement Date for New Hire Grant

In connection with the Company’s new employee stock option grant to a former CFO in 2000, such grant was awarded on the date the employment agreement was signed, which was three days prior to the actual start date with the Company. As a result, the Company has restated certain of its historical financial statements to increase stock-based compensation expense by approximately $130,000 recognized over the applicable vesting periods.

The SLC and management also identified one new employee stock option grant in 1993 to a former CFO with an improper measurement date because the grant was awarded on the date the employment agreement was signed, which was four days prior to the actual start date. As a result, the Company has restated certain of its historical financial statements to increase stock-based compensation expense by approximately $53,000 recognized over the applicable vesting period.

Improper Measurement Dates for Director Anniversary Grants

The Company’s 1996 Stock Option Plan provides that certain directors are to receive a stock option award on each successive three-year anniversary from the date such director was initially elected. In connection with the Company’s stock option grants to two directors for their six-year anniversary in 2003, in each case, such grant was made two days prior to the director’s actual anniversary date due to an administrative error in determining the actual six-year anniversary date. As a result, the Company has restated certain of its historical financial statements to increase stock-based compensation expense by approximately $13,000 recognized immediately as the grants were fully vested upon grant.

Management and the Company’s Audit Committee have determined that the non-cash stock-based compensation expense for the items discussed above was material to certain of the Company’s previously filed financial statements. Accordingly, on February 28, 2007, the Company determined that it was appropriate to restate its previously issued financial statements to reflect additional non-cash charges for stock-based compensation expense. As a result of the above, the Company has recorded additional non-cash stock-based compensation expense of approximately $1.4 million on stock option grants primarily related to fiscal years 2000 through 2003.

The incremental stock-based compensation charge of approximately $1.4 million recorded by the Company resulted in no deferred income tax benefits as the Company maintained a full valuation allowance against its domestic deferred tax assets since 2001.

The incremental impact from recognizing stock-based compensation expense resulting from the investigation of past stock option grants is as follows (dollars in thousands):

Fiscal Year	Expense
1993	$ 44
1994	9
2000	807
2001	311
2002	130
2003	49

Total	$ 1,350

The determination by the SLC and management of the appropriate measurement dates for the stock option grants was based upon the best available information, as described above. However, because of the existence of incomplete documentation on certain of the 51 grants, where the stock option grant was approved pursuant to a unanimous written consent, but there was inconclusive additional evidence confirming the actual date of the consent, we have performed a sensitivity analysis on those grants where the selection of an alternative measurement date could have resulted in a compensation charge. When looking forward up to two weeks from the date of the unanimous written consent and applying the highest stock price during that period as the measurement date, the additional non-cash stock-based compensation charge would be approximately $1.5 million, with over $1.3 million of the charge falling in the periods 1996 through 1999. Two weeks represents longer than what is believed to be the longest period of time between the date on a unanimous written consent and the date such consent would have been fully executed.

For additional information see the Form 10-K filed by the Company on March 30, 2007 for the fiscal year ended December 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glenayre Technologies, Inc.

Dated:	March 30, 2007	By:	/s/	Jordan Copland
			Name: Title:	Jordan Copland Executive Vice President and Chief Financial Officer